OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                505 Park Avenue
                               New York, NY 10022
                                  212 753 7200

                                                               February 13, 1997






Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re:      GST Telecommunications, Inc. -
                           Registration Statement on Form S-3
                           ----------------------------------

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by GST Telecommunications, Inc., a federally chartered Canadian corporation (the "Company"). The Registration Statement relates to the issuance of 1,422,172 Common Shares, without par value, of the Company (the "Shares") issued and to be issued by the Company to former shareholders of Call America Business Communications Corp. and affiliated companies (collectively "Call America") in connection with the acquisition by the Company by means of a merger of Call America. The Shares have been or will be issued in accordance with that certain Agreement and Plan of Merger dated as of September 26, 1996, as amended (the "Merger Agreement") by and among Call America, certain selling shareholders, the Company and GST Newco of California, Inc.

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and shareholders of the Company and such other documents, instruments and
certificates  of  officers  and   representatives  of  the  Company  and  public
officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the
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Securities and Exchange Commission
February 13, 1997
Page -2-


conformity to original documents of documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that, when issued and paid for in accordance with the terms of the Merger Agreement, the Shares have been or will be duly and validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. With respect to the opinion set forth above, we have relied exclusively upon the opinion of O'Neill & Company, an association of independent law corporations, Vancouver, British Columbia.

         We advise you that Stephen Irwin, the Vice Chairman of the Board and Secretary of the Company, is of counsel to this firm. Mr. Irwin owns 61,345 Common Shares of the Company and holds options and warrants to purchase an aggregate of 615,000 Shares. In addition, other attorneys of this firm hold Common Shares and/or options to purchase Common Shares.

         We consent to the reference to this firm under the caption "Legal Matters" in the Prospectus.



                                      Very truly yours,


                                      /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                      ------------------------------------------
                                      OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP